EXHIBIT 5

June 26, 2003

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432

Ladies/Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 30,000,000 shares of Common Stock, $.10 par value (the "Shares"), of Medtronic, Inc., a Minnesota corporation (the "Company"), pursuant to the Medtronic, Inc. Employee Stock Ownership and Supplemental Retirement Plan and the Medtronic Puerto Rico Employees' Savings and Investment Plan, I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto and, based upon such examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ RICHARD F. HAMM, JR. Richard F. Hamm, Jr. Vice President and Deputy General Counsel